Exhibit 99.7

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
To Tender Common Shares
of
IPC HOLDINGS, LTD.
for
1.1234 Validus Holdings, Ltd. Voting Common Shares
and
$3.00 in Cash
by
VALIDUS HOLDINGS, LTD.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME 6:00 P.M. ATLANTIC TIME), ON FRIDAY, JUNE 26, 2009, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME OF THE OFFER (AS DEFINED BELOW), BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

June 1, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged and appointed by Validus Holdings, Ltd., a Bermuda exempted company (“Validus”), to act as Dealer Manager in connection with Validus’ offer to exchange each issued and outstanding common share, par value $0.01 per share (the “IPC common shares”), of IPC Holdings, Ltd. (“IPC”), a Bermuda exempted company, for 1.1234 voting common shares, par value $0.175 per share (the “Validus common shares”), of Validus, $3.00 in cash (less applicable withholding taxes and without interest) and cash in lieu of any fractional Validus common shares, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange, dated June 1, 2009, and in the related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold IPC common shares registered in your name or in the name of your nominee.

As discussed in the Prospectus/Offer to Exchange, the Offer is not being made in any jurisdiction where the Offer would not be in compliance with the applicable laws of such jurisdiction.

YOUR PROMPT ACTION IS REQUESTED.  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (6:00 P.M. ATLANTIC TIME), ON FRIDAY, JUNE 26, 2009, UNLESS EXTENDED.

Enclosed herewith for your information and forwarding to your clients for whom you hold IPC common shares registered in your name or the name of your nominee are copies of the following documents:

1. The Prospectus/Offer to Exchange, dated June 1, 2009.

2. The Letter of Transmittal for your use in accepting the Offer and tendering IPC common shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender IPC common shares, including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

3. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing IPC common shares are not immediately available or if you cannot deliver the certificates and all other required documents to the Exchange Agent on or prior to the expiration time of the Offer (as defined below) or complete the procedure for book-entry transfer on a timely basis.

4. A form of the letter which may be sent to your clients for whose accounts you hold IPC common shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. A return envelope addressed to BNY Mellon Shareowner Services (the “Exchange Agent”).

Please note the following:

1. The consideration for each IPC common share is 1.1234 Validus common shares, $3.00 in cash (less any applicable withholding taxes and without interest) and cash in lieu of any fractional Validus common shares, as described in the Prospectus/Offer to Exchange.

2. The Offer is being made for all issued and outstanding IPC common shares.

3. The Offer and the withdrawal rights expire at 5:00 p.m., New York City time (6:00 P.M. Atlantic Time), on Friday, June 26, 2009, unless extended as described in the Prospectus/Offer to Exchange (as extended, the “expiration time of the Offer”). IPC common shares tendered pursuant to the Offer may be withdrawn at any time before the expiration time of the Offer, but not during any subsequent offering period.

4. The Offer is subject to several conditions set forth in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer — Conditions of the Exchange Offer,” which we urge you to review in detail. These conditions include, among other things, the following:

•	IPC shareholders shall have validly tendered and not withdrawn prior to the expiration time of the Offer at least that number of IPC common shares that shall constitute 90% of the then-outstanding number of IPC common shares on a fully-diluted basis (excluding any IPC common shares owned by Validus, its subsidiaries or IPC).

•	The Agreement and Plan of Amalgamation, dated as of March 1, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Amalgamation, dated as of March 5, 2009, among Max Capital Group Ltd. (“Max”), IPC, and IPC Limited (the “Max amalgamation agreement”) shall have been validly terminated, and Validus shall reasonably believe that IPC could not have any liability, and Max shall not have asserted any claim of liability or breach against IPC in connection with the Max amalgamation agreement other than with respect to the possible payment of the $50 million termination fee thereunder.

•	The registration statement of which the Prospectus/Offer to Exchange is a part shall have become effective under the Securities Act of 1933, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission and Validus shall have received all necessary state securities law or “blue sky” authorizations.

•	The shareholders of Validus shall have approved the issuance of the Validus common shares pursuant to the Offer and the second-step acquisition as required under the rules of the New York Stock Exchange (the “NYSE”).

•	The Validus common shares to be issued to IPC shareholders in exchange for IPC common shares in the Offer and the second-step acquisition shall have been authorized for listing on the NYSE, subject to official notice of issuance.

•	There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any governmental authority that, in the judgment of Validus, is reasonably likely to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the Offer or is reasonably likely to prohibit or limit the full rights of ownership of IPC common shares by Validus or any of its affiliates.

•	Since December 31, 2008, there shall not have been any change, state of facts, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of IPC and its subsidiaries, taken as a whole. A more than 50% decline in IPC’s book value or a more than 20% decline in IPC’s book value relative to Validus’ book value shall be deemed to have a material adverse effect on IPC.

•	Each of IPC and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of the Prospectus/Offer to Exchange and prior to the expiration time of the Offer.

•	All amendments or waivers under Validus’ credit facilities necessary to consummate the Offer, the second-step acquisition and the other transactions contemplated by the Prospectus/Offer to Exchange shall be in full force and effect.

The Offer is subject to additional conditions referred to in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer — Conditions of the Exchange Offer,” including that IPC shareholders shall not have approved the Max amalgamation agreement and that there shall have been no business combination consummated between IPC and Max. The Offer is not conditioned on the receipt of regulatory approvals or the elimination of the Max termination fee.

5. Exchange of IPC common shares pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent’s Message (as defined in the Prospectus/Offer to Exchange) in connection with book-entry transfer of the shares, (b) certificates for such IPC common shares or a confirmation of a book-entry transfer of such shares into the Exchange Agent’s account at the Depositary Trust Company and (c) any other required documents. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE CONSIDERATION TO BE RECEIVED BY TENDERING SHAREHOLDERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

6. Any share transfer taxes applicable to the transfer of IPC common shares to Validus pursuant to the Offer will be paid by Validus, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Transmittal.

Validus will not pay any commissions or fees to any broker, dealer or other person, other than the undersigned Dealer Manager, Georgeson, Inc. (the “Information Agent”) and other persons described in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer — Fees and Expenses,” for soliciting tenders of IPC common shares pursuant to the Offer. Upon request, Validus will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Shareholders who wish to tender their IPC common shares but whose certificates representing IPC common shares are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent prior to the expiration time of the Offer or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender their IPC common shares by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer — Procedure for Tendering.”

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Prospectus/Offer to Exchange.

Very truly yours,

Greenhill & Co., LLC
Toll Free: (888) 504-7336

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF VALIDUS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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